Exhibit T3B.3

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

FXCM HOLDINGS, LLC

This Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of FXCM Holdings, LLC (the “Company”) is entered into as of August 6, 2013 by the managing member signing below (the “Managing Member”). The Managing Member hereby agrees as follows:

1.       Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Third Amended and Restate Limited Liability Company Agreement of the Company.

2.       Amendments. The Third Amended and Restated Limited Liability Company Agreement of the Company is hereby amended as follows:

(a)	The Definition of “Assumed Tax Rate” is deleted in its entirety and replaced with the following:

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to ordinary income and income items subject to rates other than the ordinary income rate including but not limited to capital gains and dividends and any allowable deductions in respect of such state and local taxes in computing a Member’s liability for federal income tax; provided that the Assumed Tax Rate for ordinary income will be set at 52.46 percent, as adjusted by decision of the Managing Member; and provided further that the Assumed Tax Rate for ordinary income shall be recalculated at any time that the applicable tax rates change.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement as of the date and year first aforesaid.

BY: FXCM HOLDINGS, LLC
BY: FXCM INC., ITS MANAGING
MEMBER

By:	/s/ Drew Niv
Name: Drew Niv
Title: Chief Executive Officer